UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) April 15, 2016

INTRICON CORPORATION

(Exact name of registrant as specified in its charter)

Pennsylvania	1-5005	23-1069060
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1260 Red Fox Road, Arden Hills, MN 55112
(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code (651) 636-9770

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

Amendment of Loan and Security Agreement.

On April 15, 2016, IntriCon Corporation (the “Company”) and its domestic subsidiaries entered into an Eighth Amendment to the Loan and Security Agreement with The PrivateBank and Trust Company. The amendment, among other things:

•	increased the Company’s term loan to $6.0 million from its then current balance of $4.0 million, as a result of which the Company today borrowed an additional $2.0 million under the term loan facility; the term loan is amortized in quarterly principal installments of $250,000 plus accrued interest, with the first payment due on June 30, 2016, and any remaining principal and accrued interest is payable on February 28, 2019; the term loan proceeds will be used to pay down the revolving credit facility;

•	increased the Company’s revolving credit facility borrowing capacity to $9.0 million from its current capacity of $8.0 million;

•	increased the inventory cap on the borrowing base from $3.5 million to $4.0 million. Under the revolving credit facility as amended, the availability of funds depends on a borrowing base composed of stated percentages of the Company’s eligible trade receivables and inventory, less a reserve; and

•	revised the leverage ratio financial covenants, effective as of March 31, 2016.

The foregoing description of the amendment does not purport to be complete and is qualified in its entirety by reference to such document, which the Company expects to file as an exhibit to its Quarterly Report on Form 10-Q for the quarter ending March 31, 2016.

Item 7.01	Regulation FD Disclosure.

A copy of the Company’s press release issued in connection with the amendment described above is furnished herewith as Exhibit 99.1.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits

99.1   Press Release dated April 15, 2016.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INTRICON CORPORATION

By:	/s/ Scott Longval
Name:	Scott Longval
Title:	Chief Financial Officer

Date: April 15, 2016

Exhibit Index

Exhibit No.	Description
99.1	Press Release dated April 15, 2016.